Renaming of Schering entered in the commercial register:

Bayer Schering Pharma AG officially launched

- New logo underlines specialty pharmaceuticals producer's status as a Bayer Group company

- Squeeze-out decision expected on January 17, 2007

Berlin/Leverkusen - Berlin, Germany-based pharmaceutical company Schering has now been officially renamed "Bayer Schering Pharma AG." The necessary entry in the commercial register took effect on December 29, 2006. Following the entry of the domination and profit and loss transfer agreement in the commercial register on October 27, 2006, this means another important condition for combining Bayer's and Schering's pharmaceutical activities has been fulfilled. The new logo has already been mounted on Bayer Schering Pharma's headquarters building in Berlin.

"We are pleased that Schering now belongs to the Bayer Group in name as well, and that this is visible to the world," said Bayer AG Management Board Chairman Werner Wenning. "We are continuing to make good headway with the integration process. The appointment of highly qualified people to important positions, particularly in research and development, is largely complete, and we were able to fill these positions equitably with employees from both companies. Now we are focusing on the next steps, particularly the squeeze-out process and realizing the planned synergies."

Bayer Schering Pharma AG, headquartered in Berlin, is to be managed together with Bayer's current pharmaceutical business as a division of the Bayer HealthCare subgroup. The resolution necessary for a squeeze-out is expected to be passed at an Extraordinary Stockholders' Meeting of Bayer Schering Pharma AG to be held in Berlin on January 17, 2007. Employing the legally defined squeeze-out procedure, it is intended that the shares owned by minority stockholders be transferred to the main stockholder, Bayer Schering GmbH, a wholly owned subsidiary of Bayer AG, in return for adequate cash compensation.

The combined pharmaceutical businesses of Bayer and Schering had pro-forma sales of more than EUR 9 billion in 2005. Bayer Schering Pharma will rank among the world's top ten suppliers of specialty pharmaceuticals. The company is already the world market leader in the field of hormonal contraception and has leading positions in multiple sclerosis therapy, hematology and cardiology, oncology and contrast agents. The new company also holds a leadership position in biotechnological research and has a promising research pipeline.

"We aim to occupy a leading market position in each of the specialty areas on which we are focused," said Bayer HealthCare AG Management Board Chairman Arthur Higgins, who also serves as Management Board Chairman of Bayer Schering Pharma AG. "With a highly skilled and creative workforce, we are working on the development of new medicines to offer doctors and patients innovative therapies that significantly help to improve the quality of life."


Note to editors: Two photos of the new logo above the entrance to the new company's Berlin headquarters are available at www.press.bayer.com.

Berlin/Leverkusen, 	December 29, 2006
or/ha		(2006-0698E)

Contact:

Bayer AG:
Gunter Forneck, phone +49 214 30 50446,
Email: guenter.forneck.gf@bayer-ag.de

Bayer Schering Pharma AG:
Oliver Renner, phone +49 30 468 12431,
Email: oliver.renner@schering.de

Important information:

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Bayer Schering Pharma AG (formerly Schering AG). At the time of commencement of the mandatory compensation offer, Bayer Schering GmbH (formerly Dritte BV GmbH) will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the mandatory compensation offer and Bayer Schering Pharma AG (formerly Schering AG) will file a solicitation/recommendation statement on
Schedule 14D-9 with the SEC in respect of the mandatory compensation offer. Investors and holders of shares and American depositary shares of Bayer Schering Pharma AG (formerly Schering AG) are strongly advised to read the tender offer statement and other relevant documents regarding the mandatory compensation offer filed with the SEC when they become available because they will contain important information. Investors and holders of shares and American depositary shares of Bayer Schering Pharma AG (formerly Schering AG) will be able to receive these documents when they become available free of charge at the SEC's website (http://www.sec.gov), or at the website http://www.bayer.de.

This news release contains certain forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our reports files with the Frankfurt Stock Exchange and our reports filed with the SEC (incl. on Form 20-F). Bayer AG and Bayer Schering GmbH (formerly Dritte BV GmbH) do not assume any liability whatsoever to update these forward-looking statements or to conform them to future events or developments.